EXHIBIT 10.1
U.S. Notice of Terms
Long-Term Incentive Restricted Stock Units
To: «Participant Name»
BEMSID: «Employee_ID»
Grant Date: «Grant Date»
As part of its executive compensation program, The Boeing Company (the “Company”) has awarded you a Restricted Stock Unit award (the “Award”) pursuant to The Boeing Company 2023 Incentive Stock Plan, as amended and restated from time to time (the “Plan”), and the provisions contained herein (the “Notice”). Capitalized terms not otherwise defined in this Notice shall have the meaning ascribed to them in the Plan. Your Award is subject to the terms of the Plan. If there is any inconsistency between the terms of this Notice and the terms of the Plan, the Plan’s terms shall control. You are required to accept and acknowledge the terms and conditions of the Award, through the mechanism and procedures determined by the Company, as a condition to receiving the Award. The terms and conditions of the Award are as follows:
1. RSU Award. You have been awarded «RSU #» Restricted Stock Units (“RSUs”). Each RSU corresponds to one share of Common Stock.
2. RSU Account. The Company will maintain a record of the number of awarded RSUs in an account established in your name.
3. Vesting of RSUs. Subject to Sections 6 and 7, your RSUs will vest on the third anniversary of the Grant Date, or, if such date is not a date on which the New York Stock Exchange is open for trading, the next following trading day (the “Vesting Date”). Following the Vesting Date, you shall receive a number of shares of Common Stock equal to the aggregate number of RSUs that vest as of such date in accordance with Section 9. Subject to the terms and conditions outlined under Sections 6 and 7, this Award is granted on the condition that you remain continuously employed by the Company or a Related Company from the Grant Date through the Vesting Date.
4. Dividend Equivalents.
4.1 While RSUs are in your account, they will earn dividend equivalents in the form of additional RSUs. Specifically, as of each dividend payment date for Common Stock, your RSU account will be credited with additional RSUs (“dividend equivalent RSUs”) equal in number to the number of shares of Common Stock that could be bought with the cash dividends that would be paid on the RSUs in your account if each RSU were one share of Common Stock on the applicable dividend payment date.
4.2 The number of shares of Common Stock that could be bought with the cash dividends will be calculated to two decimal places and will be based on the “Fair Market Value” of a share of Common Stock on the applicable dividend payment date. For purposes of this Award, “Fair Market Value” means the average of the high and the low per share trading prices for Common Stock as reported by The Wall Street Journal for the specific dividend payment date, or by such other source as the Company deems reliable.
4.3 Dividend equivalent RSUs will vest at the same time and in the same manner as the RSUs with which they are associated and will be subject to the same terms as the RSUs. All references to RSUs in this Notice shall be deemed to include any credited dividend equivalent RSUs, except where the context clearly indicates otherwise.
5. Adjustment in Number of RSUs. The number of RSUs in your account will be adjusted proportionately for any increase or decrease in the number of issued shares of Common Stock resulting from any stock split, combination or exchange of Common Stock, consolidation, spin-off or recapitalization of Common Stock, or any similar capital adjustment or the payment of any stock dividend.
6. Impact of Certain Terminations.
6.1 In the event your employment is terminated prior to the Vesting Date by reason of retirement or layoff on or after attaining age 62 with at least one year of service, and provided (in the case of retirement) that you have given the Company sufficient advance notice of your retirement (i.e., at least

60 days), you will remain eligible to vest in, and receive distribution of, your RSUs in accordance with Sections 3 and 9 as though you had continued employment through the Vesting Date.
6.2 In the event your employment is terminated prior to the Vesting Date by reason of (i) retirement on or after attaining age 55 with at least ten years of service or under conditions that satisfy the requirements for “retirement” under a defined benefit pension plan maintained by the Company or a Related Company in which you participate, or (ii) due to layoff (in each case, prior to attaining at least age 62 with at least one year of service), your RSUs will be prorated based on the number of full and partial calendar months you spent on the active payroll during the vesting period (beginning with the first full calendar month after the Grant Date). Payment for this Award will be made at the same time as payment would have been made pursuant to Sections 3 and 9 had your employment not terminated prior to the Vesting Date.
6.3 In the event your employment is terminated prior to the Vesting Date by reason of death or disability, you will immediately vest in your RSUs. Notwithstanding Section 9.1, payment for this Award will be made as soon as reasonably practicable following your termination of employment due to death or disability. For purposes of this Award, “disability” means a disability entitling you to benefits under any long-term disability policy sponsored by the Company or a Related Company.
7. Forfeiture Upon Other Terminations. In the event your employment is terminated prior to the Vesting Date for any reason (including for cause and resignation prior to retirement eligibility) other than those reasons described in Section 6, all unvested RSUs shall immediately be forfeited and canceled without consideration.
8. Leave of Absence. Any leave of absence period that does not extend beyond three full calendar months, or any longer leave of absence period during which you have a right to reemployment with the Company or a Related Company that is guaranteed by contract or applicable law (in both cases, an “Excepted Leave”), shall have no impact on your Award. Unless otherwise required by applicable law, in the event you have an authorized leave of absence at any time during the vesting period which absence extends beyond the Excepted Leave period (including any absence that began before the Grant Date), your RSUs will be prorated based on the number of full and partial calendar months in excess of the Excepted Leave period that you were on leave of absence, as compared against the number of full and partial calendar months during the vesting period (beginning with the first full calendar month after the Grant Date).
9. RSU Award Payable in Stock.
9.1 Distribution from your RSU account will be made in ten annual installments commencing in January of the year following the year in which you terminate employment with the Company, except as otherwise provided in Section 6.3 above. The number of shares distributed in each installment will be equal to the number of vested RSUs remaining in your account immediately prior to that installment’s distribution, divided by the number of installments remaining to be paid, subject to deductions described in Section 9.2.
9.2 The Company will deduct from each distribution of your vested RSUs any withholding or other taxes required by applicable law and may deduct any amounts due from you to the Company or to any Related Company.
9.3 In the event you transfer from the US based payroll to a country in which RSUs are not settled in shares of Common Stock and you are scheduled for an RSU payout under Section 3 or 6 above while in such country, your distribution will be paid in cash based on an applicable currency conversion methodology or policy as may be established by the Company from time to time.
9.4 Neither you nor any person claiming under or through you will have any of the rights or privileges of a shareholder of the Company in respect of any shares of Common Stock deliverable under this Notice unless and until shares have been issued and recorded on the records of the Company or its transfer agents or registrars.
10. Transferability. RSUs are not transferable except by will or by laws of descent and distribution. You may designate a beneficiary to receive your Award in the event of your death. To be valid, a beneficiary designation with respect to your Award must be properly submitted through the Stock Plan Administrator in accordance with the Stock Plan Administrator’s procedures. The current Stock Plan Administrator is Fidelity Stock Plan Services, LLC and certain of its affiliated entities.
11. Clawback and Forfeiture Policy.
11.1 This Award and any gross proceeds resulting from the vesting of this Award are subject to the Clawback Policy adopted by the Company’s Board of Directors, as amended from time to time (the

“Policy”). The Policy provides (among other things) that an Award may be subject to clawback and forfeiture (meaning that the Award or gross proceeds thereof must be promptly returned to the Company if already distributed, or that you will lose your entitlement to an Award if it has not yet been distributed) in the discretion of the Committee, if the Committee determines that you have (i) violated, or engaged in negligent conduct in connection with the supervision of someone who violated, any Company policy, law, or regulation that has compromised the safety of any of the Company’s products or services and has, or reasonably could be expected to have, a material adverse impact on the Company, the Company’s customers or the public; or (ii) engaged in fraud, bribery, or illegal acts like fraud or bribery, or knowingly failed to report such acts of an employee over whom you had direct supervisory responsibility. The Policy further contains provisions regarding the recovery of certain “covered compensation” (as defined in the Policy) as required pursuant to New York Stock Exchange listing standards and the Section 10D of the Securities Exchange Act of 1934, as amended, and any rules, regulations, or listing standards issued to implement the foregoing from time to time. In accepting this Award, you acknowledge that you have read the Policy, available at https://www.boeing.com/resources/boeingdotcom/principles/ethics_and_ compliance/pdf/clawback-policy.pdf, that you understand its applicability to you, and that you agree to comply with the terms and conditions of the Policy as they may be applied to you.
11.2 In addition, subject to applicable law, or except as may be otherwise provided in the Addendum, this Award and any gross proceeds resulting from the vesting of this Award are subject to clawback and forfeiture in the event you engage in any of the following conduct, as determined by the Company or its delegate in its sole discretion, prior to the second anniversary of the later of the Vesting Date or receipt of payment of the Award: you (i) plead or admit to, are convicted of, or are otherwise found guilty of a criminal or indictable offense involving theft, fraud, embezzlement, or other similar unlawful acts against the Company or against the Company’s interests; (ii) directly or indirectly engage in competition with any aspect of Company business with which you were involved or about which you gained Company proprietary or confidential information; (iii) induce or attempt to induce, directly or indirectly, any of the Company’s employees, representatives or consultants to terminate, discontinue or cease working with or for the Company, or to breach any contract with the Company, in order to work with or for, or enter into a contract with, you or any third party; (iv) disparage or defame the Company or its products or current or former employees, provided that this clause shall not be construed to prohibit any individual from reporting, in good faith, suspected unlawful conduct in the workplace; or (v) take, misappropriate, use or disclose Company proprietary or confidential information. Clawback can, if possible and where permitted by local law, be made by deducting payments that will become due in the future (including salary, bonuses, or share awards). Your acceptance of this Award shall constitute your acknowledgement and recognition that your compliance with this Section 11 is a condition for your receipt of this Award. For purposes of this Section 11, the Company shall include the Company and all Related Companies.
11.3 Nothing in this Section 11 will apply to legally protected communications to government agencies or statements made in the course of sworn testimony in administrative, judicial or arbitral proceedings.
12. Miscellaneous.
12.1 No Right to Continued Employment or Service. This Notice shall not confer upon you any right to continuation of employment by the Company or any Related Company nor shall this Notice interfere in any way with the Company’s or any Related Company’s right to terminate your employment at any time, except to the extent expressly provided otherwise in a written agreement between you and the Company or a Related Company.
12.2 Discretionary Nature of Plan; No Vested Rights. You acknowledge and agree that the Plan is discretionary in nature and limited in duration, and may be amended, canceled, or terminated by the Company, in its sole discretion, at any time. The grant of the Award under the Plan is a one-time benefit and does not create any contractual or other right to receive other awards or benefits in lieu of awards in the future. Future awards, if any, will be at the sole discretion of the Company, including, but not limited to, the timing of any grant, the form of award and the vesting provisions.
12.3 Electronic Delivery. The Company may, in its sole discretion, decide to deliver any documents related to the Award or other awards granted to you under the Plan by electronic means. You hereby consent to receive such documents by electronic delivery and agree to participate in the

Plan through an on-line or electronic system established and maintained by the Company or a third party designated by the Company.
12.4 Section 409A. This Award is intended to be exempt from or otherwise comply with Section 409A of the Internal Revenue Code and the regulations and guidance issued thereunder (“Section 409A”), and shall be interpreted and construed consistently with such intent. If you are a Specified Employee (as defined by the Company for purposes of Section 409A) upon your separation from service (as defined under Section 409A), any payments that are subject to the requirements of Section 409A and payable upon such separation from service from shall be delayed until six months after the date of the separation from service, to the extent required under Section 409A. Nothing in the Plan or this Notice shall be construed as a guarantee of any particular tax treatment. The Company makes no representation that the Plan, this Notice or the RSUs comply with Section 409A and in no event shall the Company be liable for the payment of any taxes and penalties that you may incur under Section 409A.
12.5 Employee Data Privacy. By accepting this Award, you:
(a)consent to the collection, use and transfer, in electronic or other form, of any of your personal data that is necessary to facilitate the implementation, administration and management of the Award and the Plan;
(b)understand that the Company and your employer may, for the purpose of implementing, administering and managing the Plan, hold certain personal information about you, including, but not limited to, your name, home address and telephone number, date of birth, social insurance number or other identification number, salary, nationality, job title and details of all awards or entitlement to the Common Stock granted to you under the Plan or otherwise (“Data”);
(c)understand that Data may be transferred to any third parties assisting in the implementation, administration and management of the Plan, including any broker with whom the shares issued on vesting of the Award may be deposited, and that these recipients may be located in your country or elsewhere, and that the recipient's country may have different data privacy laws and protections than your country; and
(d)authorize the Company, its Related Companies and its agents to store and transmit such Data in electronic form.
This notice is supplemental to the Boeing Employee Privacy Notice available here:
http://globalprivacyoffice.web.boeing.com/index.aspx?com=1&id=469.
12.6 Requirements of Law. The Award and payment thereof shall be subject to, and conditioned upon, satisfaction of all applicable laws, rules, and regulations, and to such approvals by any governmental agencies or national securities exchanges as may be required.
12.7 Addendum to Notice. Notwithstanding any provisions of this Notice to the contrary, the Award shall be subject to such special terms and conditions for the state in which you reside as the Company may determine in its sole discretion and which shall be set forth in an addendum to these terms and conditions (the “Addendum”). In all circumstances, the Addendum shall constitute part of this Notice.
12.8 Governing Law. All questions concerning the construction, validity and interpretation of this Notice and the Plan shall be governed and construed according to the laws of the State of Delaware, without regard to the application of the conflicts of laws provisions thereof, except as may be expressly required by other applicable law or as may be otherwise provided in the Addendum. Any disputes regarding this Award or the Plan shall be brought only in the state or federal courts of the State of Delaware, except as may be expressly required by other applicable law or as may be otherwise provided in the Addendum.
12.9 No Interest on Distributions. No interest will accrue or be paid on any portion of a distribution with respect to your Award, regardless of when paid.
12.10 Agreement to Terms of Plan, Notice and Addendum. By accepting this Award, you acknowledge that you have read and understand this Notice, the Addendum to this Notice, and the Plan, and you specifically accept and agree to the provisions contained therein.

Addendum to U.S. Notice of Terms
Long-Term Incentive Restricted Stock Units
The following provisions shall modify Section 11 of the Notice for employees who reside in or are otherwise subject to the laws of California:
Clause (ii) of Section 11.2 shall not apply.
Clause (iii) of Section 11.2 shall be removed and replaced with the following: (iii) during your employment with the Company, induce or attempt to induce, directly or indirectly, any of the Company’s employees, representatives, or consultants to terminate, discontinue, or cease working with or for the Company, or to breach any contract with the Company, in order to work with or for, or enter into a contract with, you or any third party.
Clause (iv) of Section 11.2 shall be removed and replaced with the following: (iv) disparage or defame the Company or its products or current or former employees, provided that this clause shall not be construed to prohibit you from discussing or disclosing information about unlawful acts in the workplace, such as harassment or discrimination or any other conduct that you have reason to believe is unlawful.
The following shall be appended to Section 11.2:
To the extent expressly required by the laws of the State of California, all questions concerning the construction, validity, and interpretation of Section 11 shall be governed and construed according to the laws of the State of California, without regard to the application of the conflicts of laws provisions thereof.
The following provisions shall modify Section 11 of the Notice for employees who reside in or are otherwise subject to the laws of Colorado or Massachusetts:
Clause (ii) of Section 11.2 shall not apply.
The following provisions shall modify Section 11 of the Notice for employees who reside in or are otherwise subject to the laws of Illinois:
The following shall be appended to Section 11.2:
For purposes of clause (ii) above, “engage in competition” shall mean, during your employment with the Company and for a period of twelve months following your last day of employment with the Company (the “Restricted Period”), providing services to a competitor of the Company (whether as an employee, independent contractor, consultant, officer, or director) that are the same or similar in function or purpose to the services you provided to the Company during the two years prior to your last day of employment with the Company and with respect to which you gained Company proprietary or confidential information, in the State of Illinois or any state or territory within the United States in which you performed responsibilities for the Company and/or where the Company conducts substantial business.
A new Section 11.4 is added as follows:
You understand that the non-competition obligations under Section 11.2(ii) shall only apply to you if you earn the statutory minimum compensation set by Illinois statute (e.g., between January 1, 2021 and January 2, 2027, the statutory threshold is at least $75,000 per year).
A new Section 11.5 is added as follows:
You agree that before being required to accept and acknowledge this Notice, the Company provided you with fourteen calendar days to review it. The Company advises you to consult with an attorney before accepting and acknowledging this Notice.
A new Section 11.6 is added as follows:
You understand that if you are separated from employment with the Company due to COVID-19 or “circumstances that are similar to the COVID-19 pandemic” the Company may not enforce Section 11.2(ii) unless it pays you the compensation equivalent to your base salary at the time of your last day of employment for the Company for the Restricted Period minus any compensation you earn through subsequent employment during the Restricted Period.
The following provisions shall modify Section 11.2 of the Notice for employees who reside in or are otherwise subject to the laws of South Carolina:
The following shall be appended to Section 11.2:

For purposes of this Section 11.2, “engage in competition” shall mean providing services to a competitor of the Company (whether as an employee, independent contractor, consultant, officer, or director) that are the same or similar in function or purpose to the services you provided to the Company during the two years prior to your termination of employment with the Company and with respect to which you gained Company proprietary or confidential information, in the State of South Carolina or any state or territory within the United States in which the Company conducts substantial business.
The following provisions shall modify Section 11 of the Notice for employees who reside in or are otherwise subject to the laws of Virginia:
By agreeing to the terms set forth in this Notice, you acknowledge and agree that you are employed as executive personnel and that the Award does not constitute wages for time worked.
For purposes of clause (ii) above, “engage in competition” shall mean, during your employment with the Company and for a period of twelve months following your last day of employment with the Company (the “Restricted Period”), providing services to a competitor of the Company (whether as an employee, independent contractor, consultant, officer, or director) that are the same as or similar in function or purpose to the services you provided to the Company during the two years prior to your last day of employment with the Company and with respect to which you gained Company proprietary or confidential information, regardless of the geographic location. By agreeing to the terms set forth in this Notice, you acknowledge and agree that (x) the Company conducts business globally and (y) if you provided the foregoing services to a competitor during the Restricted Period you would pose a competitive threat to the Company regardless of the location of such competitor or the location from which you provide such services. Further, clause (ii) above shall not apply if you qualify as a low-wage employee pursuant to Virginia Code Section 40.1-28.7:8.
Clause (iii) shall only apply during the Restricted Period, as defined above.

The following shall replace Section 11.2 of the Notice for employees who reside in or are otherwise subject to the laws of Washington:
In addition, this Award and any gross proceeds resulting from the vesting of this Award are subject to clawback and forfeiture in the event you engage in any of the following conduct, as determined by the Company or its delegate in its sole discretion, during the Restricted Period: you (i) plead or admit to, are convicted of, or are otherwise found guilty of a criminal or indictable offense involving theft, fraud, embezzlement, or other similar unlawful acts against the Company or against the Company’s interests; (ii) directly or indirectly engage in competition; (iii) induce or attempt to induce, directly or indirectly, any of the Company’s employees, representatives or consultants to terminate, discontinue or cease working with or for the Company, or to breach any contract with the Company, in order to work with or for, or enter into a contract with, you or any third party; (iv) disparage or defame the Company or its products or current or former employees provided that this clause shall not be construed to prohibit any individual from reporting, in good faith, or otherwise discussing or disclosing suspected unlawful conduct in the workplace; or (v) take, misappropriate, use, or disclose Company proprietary or confidential information. Clawback can, if possible and where permitted by local law, be made by deducting payments that will become due in future (including salary, bonuses, or share awards). Your acceptance of this Award shall constitute your acknowledgement and recognition that your compliance with this Section 11 is a condition for your receipt of this Award. For purposes of this Section 11, the Company shall include the Company and all Related Companies.
For purposes of this Section 11.2, “Restricted Period” shall mean, with respect to clauses (i), (iii), (iv), and (v) above, the period commencing on the date of the Award and ending on the second anniversary of the later of the Vesting Date or receipt of payment of the Award, and with respect to clause (ii) above, the period commencing on the date of the Award and ending eighteen months after the later of the Vesting Date or the receipt of payment of the Award. Notwithstanding anything herein to the contrary, clause (ii) shall not apply to you (x) following any termination of your employment by reason of layoff, or (y) during any year if you had annualized W-2 total earnings from the Company of $100,000 (or such dollar amount following adjustment for inflation as required by applicable Washington law) or less during the prior year, determined in accordance with applicable Washington law. For purposes of this Section 11.2, “engage in competition” shall mean providing services to a competitor of the Company (whether as an employee, independent contractor, consultant, officer, or director) that are the same or similar in function or purpose to the services you provided to the Company during the two years prior to your termination of employment with the Company and with respect to which you gained Company proprietary or confidential information, in the State of Washington or any state or territory within the United States in which the Company conducts substantial business.
All questions concerning the construction, validity, and interpretation of clause (ii) above shall be governed and construed according to the laws of the State of Washington, without regard to the application of the conflicts of laws provisions thereof. Any disputes regarding the construction, validity and interpretation of clause (ii) above shall be brought only in the state or federal courts of the State of Washington.

Acknowledgement and Acceptance
I acknowledge that I have read and understand this Notice, the Addendum, and the Plan, and I accept and agree to the provisions contained therein.

Name: ______________________________________________

Signature: ______________________________________________

Date: ______________________________________________